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                                                                  Exhibit (a)(9)

                                                           FOR IMMEDIATE RELEASE

        AMERICANGREETINGS.COM EXTENDS TENDER OFFER FOR EGREETINGS NETWORK

CLEVELAND AND SAN FRANCISCO (March 12, 2001) - AmericanGreetings.com and Egreetings Network, Inc. (NASDAQ: EGRT) today announced that AmericanGreetings.com has extended the expiration of its 85 cents net per share cash tender offer for any and all outstanding shares of common stock of Egreetings Network, Inc. to 3 p.m. EST on Monday, March 19, 2001. The companies announced the offer was extended to permit the dissemination of Egreetings' year ended December 31, 2000 audited financial statements to Egreetings' stockholders and to advise Egreetings' stockholders that AmericanGreetings.com has waived, to the extent such waiver may be necessary, the condition of the offer with respect to increases in certain liabilities of Egreetings, based upon the financial information received by AmericanGreetings.com to date.

The tender offer was scheduled to expire at midnight EST on March 12, 2001. AmericanGreetings.com does not anticipate extending the expiration date further.

As of the close of business on March 12, 2001, a total of 27,659,463 shares of Egreetings common stock, or approximately 82.71 percent of the outstanding shares, had been tendered and not withdrawn.

Questions about the offer may be addressed to Corporate Investor Communications, Inc., the information agent for the offer, at (888) 353-1712.

ABOUT AMERICAN GREETINGS

American Greetings Corporation (NYSE: AM) is the world's largest publicly held creator, manufacturer and distributor of greeting cards and social expression products. Its staff of artists, designers and writers comprises one of the largest creative departments in the world and helps consumers "say it best" by supplying more than 15,000 greeting card designs to retail outlets in nearly every English-speaking country. Located in Cleveland, Ohio, American Greetings employs more than 21,000 associates around the world and drives more than $2.1 billion in annual sales.

ABOUT AMERICANGREETINGS.COM

AmericanGreetings.com is the online greetings and personal expression subsidiary of American Greetings Corporation. According to Media Metrics, AmericanGreetings.com is one of the top 20 Web sites overall in terms of monthly unique visitors. Through partnerships with AOL, ICQ and Netscape, AmericanGreetings.com (AOL Keyword: AG) reaches 80 percent of all Web users and offers more than 15,000 greetings, licensed characters, invitations and games.

ABOUT EGREETINGS NETWORK, INC.

Egreetings Network, Inc. (NASDAQ: EGRT) is a rich media services company that operates an online card and entertainment Web site. Its business offerings include a content-leveraged Application Service Provider ("ASP") platform and multi-media communications tools for customer acquisition, retention and revenue generation. Egreetings website, www.egreetings.com, offers thousands of online cards for all occasions and sentiments featuring rich graphics, animations and music than can be personalized to make messages memorable and unique. E-greetings is a registered trademark and Egreetings is a trademark of Egreetings Network, Inc.



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AMERICAN GREETINGS CORPORATION              AMERICAN GREETINGS CORPORATION
INVESTOR CONTACT:                           MEDIA CONTACT:
DALE A. CABLE                               DAVID D. POPLAR

VICE PRESIDENT, TREASURER                   INVESTOR AND MEDIA RELATIONS MANAGER
(216) 252-7300                              (216) 252-4864



EGREETINGS NETWORK, INC.
INVESTOR CONTACT:
ANDREW MOLEY
CHIEF EXECUTIVE OFFICER AND PRESIDENT
(415) 375-4100

The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including but not limited to: a weak retail environment, Egreetings stockholders may not approve the merger, the closing conditions for the transactions may not be met, the transactions may be delayed or not completed at all, the diversion of management time and the incurrence of transaction-related expenses, the expected synergies of the transactions may not be achieved, the ability of AmericanGreetings.com to attract strategic partners as investors, the viability of online advertising as a revenue generator, and the public's acceptance of online greetings and other social expression products. For risks relating to the business of Egreetings and American Greetings, see their annual reports on Form 10-K for the year ended December 31, 1999 and February 28, 2000, respectively, and any subsequently filed Quarterly Reports on Form 10-Qs.

This release is neither an offer to purchase nor a solicitation of an offer to sell securities of Egreetings. The tender offer has been made solely by an offer to purchase and related letter of transmittal as disseminated since the commencement of the tender offer. Stockholders of Egreetings should read the tender offer documents, including the Egreetings solicitation/recommendation statement, which contain important information. You may obtain free copies of the tender offer documents, including the Egreetings solicitation/recommendation statement, through the website maintained by the Securities and Exchange Commission at http://www.sec.gov. Free copies of each of the tender offer documents filed by AmericanGreetings.com or Egreetings may also be obtained by contacting the individuals listed above.

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